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                                                                     EXHIBIT 3.1

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                           SERIES E PREFERRED STOCK

                                      OF

                           DIVA SYSTEMS CORPORATION


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


         DIVA Systems Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolutions creating a series of its Preferred Stock, par value of $0.001 per share, designated as the Series E Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation be, and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. Title of Series. The series of the Preferred Stock shall be designated as the Series E Preferred Stock (the "Series E Preferred").

         2. Number of Shares in Series; Par Value. The number of authorized shares of Series E Preferred shall be one million one hundred sixty-six thousand six hundred sixty-six (1,166,666) shares, par value $0.001 per share.

         3. Dividends. Subject to the prior preferences and other rights of any stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series E Preferred ("Senior Stock") and the provisions of Article IV of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation"), the holders of the Series E Preferred shall be entitled to receive in any fiscal year, out of any funds legally available therefor dividends at the rate of $0.54 per share (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares), per annum, on each outstanding share of Series E Preferred, payable in preference and priority to any payment of any dividend on the Common Stock, when and as declared by the Board of Directors. For purposes of this Certificate of Designations, "Senior Stock" includes Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and any other series of Preferred Stock that the Board of Directors of the Corporation may authorize. The right to such dividends on the Series E Preferred shall not be cumulative, and no right shall accrue to holders of Series E Preferred by reason of the fact that dividends on such shares are
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not declared or paid in any prior year, nor shall any undeclared or unpaid dividend accrue interest. Dividends may be delivered and paid upon shares of Series E Preferred in any fiscal year of the Corporation only if dividends shall have been paid to or declared and set apart upon all outstanding Series E Preferred at such annual rate specified.

         No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Series E Preferred in an amount for each such share of Series E Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series E Preferred could then be converted.

         4.       Liquidation Preference.

                  (a) Preference. After payment of the full preferential amounts to the holders of the Senior Stock, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Series E Preferred and Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series AA Preferred, Series BB Preferred or Common Stock by reason of their ownership of such stock, the amount of $9.00 for each share of Series E Preferred then held by them, and the amount of $0.50 for each share of Series A Preferred then held by them, in each case adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series E Preferred or Series A Preferred. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series E Preferred and Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Preferred on a on a pro rata basis, based on the aggregate liquidation preference of the shares of Series E Preferred and aggregate liquidation preference of the shares of Series A Preferred then held by each holder.

                  (b) After setting apart or paying in full the preferential amounts due to the holders of the Senior Stock, the Series E Preferred, the Series A Preferred, the Series AA Preferred, the Series BB Preferred, the Class C Common Stock and the Common Stock (other than the Class B Common Stock) the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Senior Stock, the Series E Preferred, the Series A Preferred, the Class C Common Stock and the Common Stock (other than Class B Common Stock) on a pro rata basis, based on the number of shares of Common Stock then held by each holder on an as-converted basis.

                  (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 4.

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                  (d) Notwithstanding paragraph (a) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, contractors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series E Preferred shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Series E Preferred.

         5. Voting Rights. Except as otherwise required by law or as set forth herein, the holder of each share of Series E Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series E Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Series E Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

         6. Conversion. Subject to the conversion rights of the Senior Stock, the holders of the Series E Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the closing of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $9.00 by the Series E Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series E Preferred (the "Series E Conversion Price") shall initially be $9.00 per share of Common Stock. Such initial Series E Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series E Preferred shall automatically be converted into shares of Common Stock at the then effective applicable Series E Conversion Price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Corporation to the public at an aggregate offering price (net of all registration and selling expenses) of not less than Fifteen Million Dollars ($15,000,000).

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective respective Series E Conversion Price. Before any holder of Series E Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred, a certificate or

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certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series E Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred, in addition to such other remedies as shall be available to the holder of such Series E Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (e) Adjustments to Series E Conversion Price.

                      (i)   Special Definitions. For purposes of this Section
(e), the following definitions shall apply:

                            (A) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                            (B) "Original Issue Date" for the Series E Preferred
shall mean the date on which the first share of Series E Preferred was issued.

                            (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than the Series AA Preferred, Series BB Preferred, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                            (D) "Additional Shares of Common Stock" shall mean
all shares (including reissued shares) of Common Stock issued (or, pursuant to paragraph (e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                                (1)  shares of Common Stock issued upon
conversion of the Series AA Preferred, Series BB Preferred, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Class C Common Stock authorized herein;

                                (2)  shares of Common Stock (including any of
such shares which are repurchased) issued to officers, directors, employees and consultants of the Corporation pursuant to stock option or purchase plans approved by a majority of the members of the Board of

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Directors and any other shares of Common Stock held by officers, directors, employees and consultants which are repurchased at cost subsequent to the Original Issue Date;

                                (3)  as a dividend or distribution on Series A
Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred or any event for which adjustment is made pursuant to paragraph
(e)(vi) or (e)(vii) hereof;

                                (4)  shares of Common Stock issued or deemed
issued upon exercise of warrants of the Corporation outstanding as of the Original Issue Date;

                                (5)  up to an aggregate of 3,934,360 shares of
Common Stock issued in connection with a licensing agreement for technology and the acquisition of a company;

                                (6)  Options (or shares of Common Stock issued
upon exercise thereof) issued in connection with the issuance of the Subordinated Notes or the Senior Notes; or

                                (7)  shares of Series AA Preferred Stock issued,
or issuable upon exercise of options assumed, pursuant to the acquisition by the Corporation of Sarnoff Real Time Corporation.

                            (E) "Senior Notes" shall mean the 12.625% Senior
Discount Notes due March 1, 2008 issued on February 19, 1998 as governed by the Indenture between the Corporation and the Bank of New York as Trustee dated as of February 19, 1998.

                            (F) "Subordinated Notes" shall mean the 13%
Subordinated Discount Notes due May 15, 2006 issued on May 30, 1996 as governed by the Indenture between the Corporation and The Bank of New York as Trustee dated as of May 30, 1996.

                   (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series E Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price of such series in effect on the date of and immediately prior to such issue.

                   (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (B) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record

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date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (E)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of the Series E Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (1)    in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (2)    in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the

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Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                    (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (C) above.

             (iv) Adjustment of Conversion Price of Series E Preferred Upon Issuance of Additional Shares of Common Stock. In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (e)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of the Series E Preferred be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price of the Series E Preferred, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this subsection (iv), all shares of Common Stock issuable upon conversion of outstanding Preferred Stock and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection (e)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

             (v) Determination of Consideration. For purposes of this Section e, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (A) Cash and Property: Except as provided in clause (B) below, such consideration shall:

                         (1)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (2)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Corporation; and

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                         (3)  in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common
Stock, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                    (B) Expenses. In the event the Corporation pays or incurs expenses, commissions or compensation, or allows concessions or discounts to underwriters, dealers or others performing similar services in connection with such issue, in an aggregate amount in excess of 10% of the aggregate consideration received by the Corporation for such issue, as determined in clause (A) above, consideration shall be computed as provided in clause (A) above after deducting the aggregate amount in excess of 10% of the aggregate consideration received by the Corporation for the issue.

                    (C) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section (e)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                         (1)   the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (2)   the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series E Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series E Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation

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other than shares of Common Stock then and in each such event provision shall be made so that the holders of Series E Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series E Preferred been converted into Common
Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series E Preferred.

               (viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series E Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series E Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred immediately before that change, all subject to further adjustment as provided herein.

            (f) No Impairment. Without the prior written consent of the holders of a majority of the Series E Preferred, the Corporation will not, by amendment of its Certificate of Incorporation, Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred against impairment.

            (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price pursuant to paragraph (e), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series E Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series E Preferred.

         7. Notices of Record Date. In the event that the Corporation shall propose at any time:

            (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

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            (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

            (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

            (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of the Series E Preferred:

                (i) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

                (ii) in the case of the matters referred to in (c) and (d) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series E Preferred at the address for each such holder as shown on the books of this Corporation.


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         IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by David Zucker, the Chief Executive Officer of the Corporation. The signature below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.


         Dated:  December 15, 1999



                                      DIVA SYSTEMS CORPORATION



                                      /s/ David F. Zucker
                                      ______________________________________
                                      David F. Zucker
                                      Chief Executive Officer

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